SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

SWS Group, Inc.

(Name of Issuer)

Common Stock, par value $0.10 per share

(Title of Class of Securities)

78503N107

(CUSIP Number)

June 21, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 78503N107	13G	Page 2 of 16

1	NAME OF REPORTING PERSONS NexPoint Credit Strategies Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 571,712**[1]
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 571,712**[1]
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 571,712**[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%**[1]
12	TYPE OF REPORTING PERSON* IV, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.
1.	Beneficial ownership reported as of December 31, 2013.

CUSIP No. 78503N107	13G	Page 3 of 16

1	NAME OF REPORTING PERSONS NexPoint Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 571,712**[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 571,712**[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 571,712**[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%**[1]
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.
1.	Beneficial ownership reported as of December 31, 2013.

CUSIP No. 78503N107	13G	Page 4 of 16

1	NAME OF REPORTING PERSONS NexPoint Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 571,712**[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 571,712**[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 571,712**[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%**[1]
12	TYPE OF REPORTING PERSON* HC, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.
1.	Beneficial ownership reported as of December 31, 2013.

CUSIP No. 78503N107	13G	Page 5 of 16

1	NAME OF REPORTING PERSONS Highland Select Equity Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,993,074**[1]
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,993,074**[1]
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,993,074**[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%**[1]
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.
1.	Beneficial ownership reported as of December 31, 2013.

CUSIP No. 78503N107	13G	Page 6 of 16

1	NAME OF REPORTING PERSONS Highland Select Equity Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,993,074**[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,993,074**[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,993,074**[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%**[1]
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.
1.	Beneficial ownership reported as of December 31, 2013.

CUSIP No. 78503N107	13G	Page 7 of 16

1	NAME OF REPORTING PERSONS Highland Select Equity, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,993,074**[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,993,074**[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,993,074**[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%**[1]
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.
1.	Beneficial ownership reported as of December 31, 2013.

CUSIP No. 78503N107	13G	Page 8 of 16

1	NAME OF REPORTING PERSONS Highland Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,993,074**[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,993,074**[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,993,074**[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%**[1]
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.
1.	Beneficial ownership reported as of December 31, 2013.

CUSIP No. 78503N107	13G	Page 9 of 16

1	NAME OF REPORTING PERSONS Strand Advisors, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,993,074**[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,993,074**[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,993,074**[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%**[1]
12	TYPE OF REPORTING PERSON* HC, CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.
1.	Beneficial ownership reported as of December 31, 2013.

CUSIP No. 78503N107	13G	Page 10 of 16

1	NAME OF REPORTING PERSONS James D. Dondero
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,564,786**[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,564,786**[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,564,786**[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.8%**[1]
12	TYPE OF REPORTING PERSON* HC, IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.
1.	Beneficial ownership reported as of December 31, 2013.

SCHEDULE 13G

This Schedule 13G (this “Schedule 13G”) is being filed on behalf of NexPoint Credit Strategies Fund, a Delaware statutory trust (the “Credit Fund”), NexPoint Advisors, L.P., a Delaware limited partnership (“NexPoint”), NexPoint Advisors GP, LLC, a Delaware limited liability company (“NexPoint GP”), Highland Select Equity Fund, L.P., a Delaware limited partnership (the “Select Fund” and together with the Credit Fund, the “Funds”), Highland Select Equity Fund GP, L.P., a Delaware limited partnership (“Select GP”), Highland Select Equity, LLC, a Delaware limited liability company (“Select LLC”), Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Strand Advisors, Inc., a Delaware corporation (“Strand”), and James D. Dondero (collectively, the “Reporting Persons”).

James D. Dondero is the President of NexPoint GP and Strand. NexPoint GP is the general partner of NexPoint. NexPoint serves as the investment advisor to the Credit Fund. Strand is the general partner of Highland Capital. Highland Capital is the general partner of Select LLC. Select LLC is the general partner of Select GP. Select GP is the general partner of the Select Fund. This Schedule 13G relates to shares of Common Stock, par value $0.10 per share (the “Common Stock”), of SWS Group, Inc., a Delaware corporation (the “Issuer”), held by the Funds.

Item 1(a)	Name of Issuer.

SWS Group, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices.

1201 Elm Street

Suite 3500

Dallas, Texas 75270

Item 2(a)	Name of Person Filing.

(1) NexPoint Credit Strategies Fund

(2) NexPoint Advisors, L.P.

(3) NexPoint Advisors GP, LLC

(4) Highland Select Equity Fund, L.P.

(5) Highland Select Equity Fund GP, L.P.

(6) Highland Select Equity, LLC

(7) Highland Capital Management, L.P.

(8) Strand Advisors, Inc.

(9) James D. Dondero

Item 2(b)	Address of Principal Business Office, or, if none, Residence.

For all Filers:

300 Crescent Court, Suite 700

Dallas, Texas 75201

Item 2(c)	Citizenship or Place of Organization.

(1) NexPoint Credit Strategies Fund is a Delaware statutory trust

(2) NexPoint Advisors, L.P. is a Delaware limited partnership

(3) NexPoint Advisors GP, LLC is a Delaware limited liability company

(4) Highland Select Equity Fund, L.P. is a Delaware limited partnership

(5) Highland Select Equity Fund GP, L.P. is a Delaware limited partnership

(6) Highland Select Equity, LLC is a Delaware limited liability company

(7) Highland Capital Management, L.P. is a Delaware limited partnership

(8) Strand Advisors, Inc. is a Delaware corporation

(9) James D. Dondero is a United States citizen

Item 2(d)	Title of Class of Securities.

Common Stock, par value $0.10 per share

Item 2(e)	CUSIP Number.

78503N107

Item 3	Reporting Person.

If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) ☒	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) ☒	An investment advisor in accordance with §240.13d-1(b)(1)(ii)(E).

(f) ☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g) ☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) ☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) ☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership.

(a)	The Credit Fund is the beneficial owner of 571,712 shares of Common Stock that it holds directly. NexPoint, as the investment advisor to the Credit Fund, and NexPoint GP, as the general partner of NexPoint, may be deemed the beneficial owners of the 571,712 shares of Common Stock held by the Credit Fund.

The Select Fund is the beneficial owner of 1,993,074 shares of Common Stock that it holds directly. Select GP, as the general partner of the Select Fund, Select LLC, as the general partner of Select GP, Highland Capital, as the general partner of Select LLC, and Strand, as the general partner of Highland Capital, may be deemed the beneficial owners of the 1,993,074 Common Shares held by the Select Fund.

Mr. Dondero may be deemed the beneficial owner of the 2,564,786 Common Shares held by the Funds.

(b)	The Credit Fund, NexPoint and NexPoint GP may be deemed the beneficial owners of 1.7% of the outstanding shares of Common Stock held by the Credit Fund.

The Select Fund, Select GP, Select LLC, Highland Capital and Strand may be deemed the beneficial owners of 6.0% of the outstanding shares of Common Stock held by the Select Fund.

Mr. Dondero may be deemed the beneficial owner of 7.8% of the outstanding shares of Common Stock held by the Funds.

The above percentages were determined by dividing the number of shares of Common Stock held by each of the Reporting Persons, respectively, by 33,014,451, which is the number of Common Shares outstanding as of October 31, 2013 according to the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 6, 2013.

(c)	The Credit Fund has the sole power to vote and dispose of the 571,712 shares of Common Stock that it holds directly. NexPoint and NexPoint GP have the shared power to vote and dispose of the 571,712 shares of Common Stock held by the Credit Fund.

The Select Fund has the sole power to vote and dispose of the 1,993,074 shares of Common Stock that it holds directly. Select GP, Select LLC, Highland Capital and Strand have the shared power to vote and dispose of the 1,993,074 shares of Common Stock held by the Select Fund.

Mr. Dondero has the shared power to vote and dispose of the 2,564,786 shares of Common Stock held by the Funds.

Item 5	Ownership of Five Percent or Less of a Class.

Inapplicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Inapplicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Inapplicable.

Item 8	Identification and Classification of Members of the Group.

Inapplicable.

Item 9	Notice of Dissolution of Group.

Inapplicable.

Item 10	Certification.

By signing below each of the Reporting Persons certifies that, to the best of such person’s knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits	Exhibit 99-1

Joint Filing Agreement, dated February 14, 2014, by and among NexPoint Credit Strategies Fund, NexPoint Advisors, L.P., NexPoint Advisors GP, LLC, Highland Select Equity Fund, L.P., Highland Select Equity Fund GP, L.P., Highland Select Equity, LLC, Highland Capital Management, L.P., Strand Advisors, Inc., and James D. Dondero.

[Signature Page Follows]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2014

NEXPOINT CREDIT STRATEGIES FUND

By:	/s/ Ethan Powell
Name:	Ethan Powell
Title:	President

NEXPOINT ADVISORS, L.P.

By: NexPoint Advisors GP, LLC, its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

NEXPOINT ADVISORS GP, LLC

By:	/s/ James D. Dondero
Name:	James D. Dondero
Title:	President

HIGHLAND SELECT EQUITY FUND, L.P.

By: Highland Select Equity Fund GP, L.P., its general partner

By: Highland Select Equity, LLC, its general partner

By: Highland Capital Management, L.P., its general partner

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

HIGHLAND SELECT EQUITY FUND GP, L.P.

By: Highland Select Equity, LLC, its general partner

By: Highland Capital Management, L.P., its general partner

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

HIGHLAND SELECT EQUITY, LLC

By: Highland Capital Management, L.P., its general partner

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

HIGHLAND CAPITAL MANAGEMENT, L.P.

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

STRAND ADVISORS, INC.

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

/s/ James D. Dondero
James D. Dondero